EXHIBIT 99.1

Polo Ralph Lauren Reports First Quarter Fiscal 2008 Results

•	First Quarter FY 2008 Net Revenues Increased 12% to $1.07 billion
•	Operating Income Grew 9% to $146 million
•	Diluted EPS Increased 11% to $0.82

New York (August 8, 2007) – Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $88 million, or $0.82 per diluted share, for the first quarter of Fiscal 2008, compared to net income of $80 million, or $0.74 per diluted share, for the first quarter of Fiscal 2007. The results reflect 10% growth in net income and 11% growth in diluted earnings per share for the first quarter of Fiscal 2008.

“It is especially gratifying to be celebrating our 40th anniversary as a company, and our 10th anniversary as a public company, at a time when our business is strong and we are positioned for even greater growth,” said Ralph Lauren, Chairman and Chief Executive Officer.

“The momentum in our European business is especially encouraging, and we are excited by our new opportunities in Japan. We are fortunate to have the talent and financial strength to pursue multiple initiatives. We recently completed our first American Living line review and I came away even more convinced of the tremendous growth potential for our Global Brand Concepts business,” Mr. Lauren added.

“We achieved substantial milestones during the first quarter of the year, all of which should strengthen the foundation of our business to support long-term growth,” said Roger Farah, President and Chief Operating Officer. “Fiscal 2008 is an investment year both financially and operationally as we integrate recent acquisitions into our existing infrastructure and prepare to launch entirely new businesses. As always, we remain focused on executing with excellence throughout the entire company.”

First Quarter Fiscal 2008 Income Statement Review

Net Revenues. Net revenues for the first quarter of Fiscal 2008 increased 12% to $1.07 billion, compared to $954 million for the first quarter last year. The gains were driven by a 17% increase in wholesale sales and a 9% increase in retail sales that were slightly offset by an 8% decrease in licensing revenues, primarily due to the elimination of Japanese royalties associated with our Impact 21 acquisition (that business is now consolidated as a part of the wholesale segment). Excluding the impact of non-comp acquisitions (Impact 21 and small leathergoods), first quarter net revenues increased 7%.

Gross Profit. Gross profit for the first quarter increased 11% to $592 million, compared to $532 million in the first quarter of Fiscal 2007. On a reported basis, gross profit rate declined 40 basis points to 55.3%, compared to 55.7% during the same period last year, due to the effect of purchase accounting related to our recent acquisitions (Japan businesses, Ralph Lauren Media, and small leathergoods). Excluding the effect of recent acquisitions, our gross profit rate increased slightly, primarily due to strong European wholesale performance.

Operating Expenses. Operating expenses increased 12% in the first quarter to $446 million, compared to $398 million in the first quarter of Fiscal 2007. On a reported basis, expenses as a percent of revenues were 41.7%. The expense rate was flat to last year, despite higher costs related to the non-cash effect of purchase accounting and startup expenses related to new products launching in the fourth quarter of Fiscal 2008.

Operating Income. Operating income for the first quarter increased 9% to $146 million, compared to $133 million in the first quarter of Fiscal 2007. On a reported basis, operating margin was 13.6%, compared to 14.0% in the first quarter last year, representing a 40 basis point decrease due to the effect of purchase accounting related to the acquisitions. Excluding the impact of the recent acquisitions, our operating margin increased 100 basis points to 15.0%.

Net Income and Diluted EPS. Net income for the first quarter of Fiscal 2008 increased 10% to $88 million, compared to $80 million last year. Net income per diluted share increased 11% to $0.82 per share from $0.74 last year. The growth in net income and diluted EPS results principally relates to the increase in operating income as discussed above. This increase includes the aggregate net dilutive effect of approximately $11 million, or $0.10 per diluted share, relating to the acquisitions and the Company’s adoption of FIN 48, a new accounting standard for income taxes, during the first quarter of Fiscal 2008.

First Quarter Fiscal 2008 Segment Review

Wholesale

Wholesale sales in the first quarter increased 17% to $574 million, compared to $491 million in the first quarter last year. Excluding the effect of the newly acquired Impact 21 and small leathergoods businesses, wholesale sales were up 5%. The underlying increase in wholesale sales is attributable to menswear growth worldwide as well as growth in our Lauren business in the U.S. Wholesale operating income increased 19% in the first quarter to $108 million, compared to $90 million in the first quarter last year. Wholesale operating margin was 18.8% in the first quarter, 40 basis points higher than last year, primarily as a result of a higher gross profit rate that was somewhat mitigated by incremental SG&A expenses to support new product lines and the non-cash effect of purchase accounting relating to the acquisitions.

Retail

Retail sales were up 9% to $450 million in the first quarter, compared to $412 million in the first quarter of last year. Comparable store sales increased 7.6%, reflecting an increase of 10.4% at Ralph Lauren stores, 6.4% in our factory stores and 8.0% at Club Monaco stores. RalphLauren.com sales increased 22%, driven by strong menswear sales. Retail operating income was $64 million compared to $65 million in the first quarter last year, and retail operating margin was 14.1% versus 15.7% last year. The declines in retail operating income and margin rate reflect the non-cash effect of purchase accounting associated with the acquisition of the minority interest in Ralph Lauren Media that we previously did not own.

At the end of the first quarter, we operated 296 stores with a total of approximately 2.3 million square feet compared to 294 stores with approximately 2.3 million square feet in the prior year. Our current retail group consists of 76 Ralph Lauren stores, 63 Club Monaco stores, 148 Polo factory stores and 9 Rugby stores. In addition, at the end of the first quarter, our international licensing partners operated 83 Ralph Lauren stores and 23 Club Monaco stores and dedicated shops.

Licensing

Licensing royalties in the first quarter decreased 8% to $46 million compared to $50 million last year. Excluding the effect of acquisitions, licensing revenue increased 11%. Operating income decreased 17% to $22 million compared to $26 million in the first quarter of last year. On a reported basis, the decline in licensing revenue and operating income was due to the effect of acquisitions, primarily relating to the Impact 21 acquisition (which is now consolidated as part of the wholesale segment), which more than offset growth in eyewear-related royalties.

First Quarter Fiscal 2008 Balance Sheet Review

We ended the first quarter with $643 million in cash, or $74 million cash net of debt, compared to $165 million of net cash at the end of Fiscal 2007. The decline was principally due to the acquisition of our Japanese businesses that was completed at the end of May 2007 and to stock repurchase activity in the quarter. We ended the first quarter with inventory up 15% to $605 million from $526 million in the first quarter of last year, including inventory associated with the Japanese businesses and small leathergoods acquisitions.

During the first quarter, we repurchased approximately 1.7 million shares of our stock totaling $170 million. We had $45 million in capital expenditures in the first quarter, compared to $35 million in the prior year’s first quarter.

Second Quarter Fiscal 2008 Outlook

The Company expects consolidated revenues to grow at a high single digit percentage rate. This reflects low-teen percentage growth in wholesale, high single digit percentage growth in retail, and a mid-teen percentage decrease in licensing. Operating margins are expected to decline approximately 450 basis points as a result of purchase accounting and sustained investment in new business initiatives.

Fiscal 2008 Full Year Outlook

The Company continues to expect revenues for Fiscal 2008 to increase by a mid-teen percentage. Our Fiscal 2008 tax rate is now estimated to be approximately 39% versus our prior guidance of 38% due to the impact of the Company’s adoption of FIN 48. The estimated unfavorable impact from prior guidance due to the higher tax rate is approximately $0.06 per diluted share. As a result, we now expect Fiscal 2008 diluted earnings per share to be in the range of $3.64 to $3.74 compared to our prior expectation of $3.70 to $3.80. Our full year diluted EPS guidance includes a $0.27 per share preliminary estimate of the unfavorable impact of the recent acquisitions due primarily to the non-cash amortization expense associated with purchase accounting.

Conference Call

As previously announced, we will host a conference call and live online webcast today at 9:00 a.m. EDT. Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing (719) 457-2650. To access the conference call, listeners should dial in by 8:45 a.m. EDT and request to be connected to the Polo Ralph Lauren First Quarter Fiscal Year 2008 conference call.

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 40 years, Polo’s reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company’s brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren, Black Label, Blue Label, Lauren by

Ralph Lauren, RRL, RLX, Rugby, RL Childrenswear, Chaps and Club Monaco, constitute one of the world’s most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" concerning current expectations about the Company's future results and condition, including revenues, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company's ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts, and other risk factors identified in the Company's Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

PRL Investor Relations:

James Hurley, 212-813-7862

james.hurley@poloralphlauren.com

PRL Corporate:

Wendy Smith, 212-583-2262

wendy.smith@poloralphlauren.com

POLO RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	March 31,
	2007	2007

ASSETS
Current assets
Cash and cash equivalents	$ 643.2	$ 563.9
Accounts receivable, net of allowances	323.0	467.5
Inventories	604.7	526.9
Deferred tax assets	36.1	44.4
Prepaid expenses and other	99.2	83.2

Total current assets	1,706.2	1,685.9

Property and equipment, net	622.2	629.8
Deferred tax assets	91.9	56.9
Goodwill	922.5	790.5
Intangibles, net	373.9	297.7
Other assets	278.7	297.2

Total assets	$ 3,995.4	$ 3,758.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 223.6	$ 174.7
Income tax payable	12.6	74.6
Accrued expenses and other	390.0	391.0
Current Maturities of Debt	166.5	-

Total current liabilities	792.7	640.3

Long-term debt	403.1	398.8
Non-current tax liabilities	182.5	-
Other non-current liabilities	389.0	384.0

Total liabilities	1,767.3	1,423.1

Stockholders' equity
Common Stock	1.1	1.1
Additional paid-in-capital	933.0	872.5
Retained earnings	1,763.0	1,742.3
Treasury Stock, Class A, at cost	(509.3)	(321.5)
Accumulated other comprehensive income	40.3	40.5
Unearned compensation	-	-

Total stockholders' equity	2,228.1	2,334.9

Total liabilities and stockholders' equity	$ 3,995.4	$ 3,758.0

POLO RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	July 1,
	2007	2006

Wholesale Net Sales	$ 574.0	$ 491.2
Retail Net Sales	450.0	412.1

Net Sales	1,024.0	903.3

Licensing Revenue	46.3	50.3

Net Revenues	1,070.3	953.6

Cost of Goods Sold (a)	(478.3)	(422.1)

Gross Profit	592.0	531.5

Selling, General & Administrative Expenses (a)	(438.5)	(390.3)
Amortization of Intangible Assets	(7.7)	(5.6)
Impairment of Retail Assets	-	-
Restructuring Charges	-	(2.2)
Total SG&A Expenses	(446.2)	(398.1)

Operating Income	145.8	133.4

Foreign Currency Gains (Losses)	(1.3)	(1.1)

Interest Expense	(5.8)	(4.4)

Interest Income	8.2	3.8

Equity in Income of Equity-Method Investees	-	0.8

Minority Interest Expense	(1.8)	(4.0)

Income Before Provision for Income Taxes	145.1	128.5

Provision for Income Taxes	(56.8)	(48.3)

Net Income	$ 88.3	$ 80.2

Net Income Per Share - Basic	$ 0.85	$ 0.76

Net Income Per Share - Diluted	$ 0.82	$ 0.74

Weighted Average Shares Outstanding - Basic	103.9	105.1

Weighted Average Shares Outstanding - Diluted	107.3	108.1

Dividends declared per share	$ 0.05	$ 0.05

(a) Includes total depreciation expense of:	$ (35.4)	$ (32.2)

POLO RALPH LAUREN CORPORATION
OTHER INFORMATION
(In millions)
(Unaudited)

SEGMENT INFORMATION
The net revenues and operating income for the periods ended June 30, 2007 and July 1, 2006 for each segment were as follows:

	Three Months Ended
	June 30,	July 1,
	2007	2006

Net revenues:
Wholesale	$ 574.0	$ 491.2
Retail	450.0	412.1
Licensing	46.3	50.3
Total Net Revenues	$ 1,070.3	$ 953.6

Operating Income (Loss):
Wholesale	$ 107.7	$ 90.3
Retail	63.5	64.6
Licensing	21.9	26.4
	193.1	181.3
Less:
Unallocated Corporate Expenses	(47.3)	(45.7)
Unallocated Restructuring Charges	-	(2.2)
Total Operating Income	$ 145.8	$ 133.4